UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2015

LAZARE KAPLAN INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 972-9700

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information set forth under “Results of Operations” in Item 8.01 in this Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

Notification of Late Filing

On September 1, 2015, Lazare Kaplan International Inc. (the “Company”) filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to its Annual Report on Form 10-K for the fiscal year ended May 31, 2015 (“2015 Fiscal Year”).

As stated in the Form 12b-25, the Company has been unable to resolve a material uncertainty concerning (a) the collectability and recovery of certain assets, and (b) the Company’s potential obligations under certain lines of credit and a guaranty (all of which, the “Material Uncertainties”).

Accordingly, the Company is currently unable to finalize its financial statements for the 2015 Fiscal Year or file its Form 10-K for that period. Additionally, the Company remains unable to finalize its financial statements or file the corresponding (i) Form 10-K for each of its fiscal years ended May 31, 2009, 2010, 2011, 2012, 2013, 2014, or 2015, and (ii) Form 10-Q for each of its fiscal quarters ended February 28, 2015, November 30, 2014, August 31, 2014, February 28, 2014, November 30, 2013, August 31, 2013, February 28, 2013, November 30, 2012, August 31, 2012, February 29, 2012, November 30, 2011, August 31, 2011, February 28, 2011, November 30, 2010, August 31, 2010, February 28, 2010, November 30, 2009 or August 31, 2009.

The Company intends to as promptly as practicable finalize and file all requisite financial and other information for the periods referenced above with the Securities and Exchange Commission, upon the earlier to occur of (a) the successful resolution of the remaining aspects of the Material Uncertainties or (b) the Company concluding (together with its Independent Public Accountants) that the remaining Material Uncertainties have been resolved to such an extent that it can finalize its financial statements.

Please refer to the Forms 8-K filed by the Company on September 1, 2009, September 16, 2009, October 21, 2009, January 15, 2010, April 14, 2010, August 31, 2010, October 15, 2010, January 14, 2011, April 14, 2011, July 6, 2011, August 30, 2011, October 18, 2011, December 29, 2011, January 18, 2012, April 16, 2012 August 30, 2012, September 7, 2012, October 16, 2012, January 15, 2013, April 15, 2013, June 20, 2013, September 6, 2013, October 16, 2013, January 15, 2014, April 15, 2014, May 20, 2014, September 2, 2014, October 16, 2014, January 15, 2015 and April 15, 2015.

Business:

Material Uncertainties:

In an effort to resolve the Material Uncertainties, the Company, among other things:

•	entered into discussions with various financial institutions related to these matters regarding resolution of the Company’s potential claims and repayment of amounts which were asserted as being owed by the Company to these institutions;

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•	filed claims for indemnification under two sets of “All Risks” insurance policies, one governed by the laws of the United States of America and the other by the laws of the United Kingdom (respectively, the “U.S. Polices” and the “U.K. Policies”); and

•	pursued recovery of its assets through a series of actions, including litigation in the courts of Belgium, the United Kingdom and the United States of America.

In furtherance of the foregoing, the Company has taken the following steps and the following events have occurred.

Insurance

Effective December 2009, the Company entered into an interim payment agreement with the underwriters of the U.S. Policies (the “U.S. Underwriters”), pursuant to which the Company received a non-refundable payment of $28 million (the “Interim Payment”), and the U.S. Underwriters agreed to reimburse certain costs incurred by the Company in connection with the investigation of its claims. In addition, the U.S. Underwriters agreed to provide the Company with a coverage opinion regarding all claims made under the U.S. Policies by May 3, 2010.

On April 30, 2010 and May 3, 2010, the underwriters of the U.K. Policies (the “U.K. Underwriters”) and the U.S. Underwriters, respectively, notified the Company that they were denying coverage of the Company’s claims. The U.K. Underwriters further advised the Company that they had initiated litigation in the courts of England for a declaratory judgment confirming that the Company’s losses were not covered under the U.K. Policies. The Company answered by asserting various counter claims and asking that coverage for the Company’s claimed losses be confirmed by the court.

On May 17, 2010, the Company filed suit in the Federal District Court of New York asserting claims for, among other things, the non-payment of covered losses under the U.S. Policies, unpaid sue and labor costs and consequential damages.

On July 1, 2011, the Company and certain of its affiliates entered into a U.S. Release and Settlement Agreement with the U.S. Underwriters (the “U.S. Settlement Agreement”), and a U.K. Release and Settlement Agreement with the U.K. Underwriters (the “U.K. Settlement Agreement” and, with the U.S. Settlement Agreement, the “Release and Settlement Agreements”). Pursuant to the Release and Settlement Agreements, the Company was paid a total of $32,000,000. Furthermore, in the context of the Release and Settlement Agreements, the parties dismissed all pending litigation and executed mutual releases. The Company retained all of its rights to pursue recovery of its assets against third parties.

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Settlement With Certain Financial Institutions

On October 26, 2010, the Company and its affiliates, Lazare Kaplan Japan Inc. (“LK Japan”), Lazare Kaplan Europe Inc. (“LK Europe”) and Lazare Kaplan Africa Inc. (“LK Africa” and, collectively with LK Japan and LK Europe, the “Affiliates”) entered into a Settlement Agreement (the “2010 Settlement Agreement”) with ABN AMRO Bank N.V. (“ABN”) and The Royal Bank of Scotland PLC (“RBS”).

Pursuant to the 2010 Settlement Agreement:

•	Obligations of the Company and/or its Affiliates totaling approximately $64 million were deemed by ABN and RBS to be satisfied in full. The “Obligations” consisted of:

(a)	asserted unpaid principal, interest and expenses under the Facility Letter dated as of February 27, 2009 (the “Facility Letter”) and the Amended and Restated Credit Agreement dated as of February 27, 2009 (the “ABN Credit Agreement”), each between the Company and ABN;

(b)	two guaranties, each dated February 27, 2009, pursuant to which the Affiliates guaranteed the obligations of the Company to ABN under the Facility Letter and the ABN Credit Agreement;

(c)	asserted unpaid principal, interest and expenses under the Amended and Restated Credit Facility Agreement dated as of February 28, 2009 between LK Japan and RBS (the “Japan Credit Agreement”);

(d)	a guarantee dated April 13, 2009, pursuant to which the Company guaranteed the obligations of LK Japan to RBS under the Japan Credit Agreement; and

(e)	a guaranty dated September 1, 2007 pursuant to which the Company guaranteed up to fifty percent of certain obligations of Gulfdiam DMCC, an affiliate of the Company, to ABN.

•	ABN agreed to transfer to the Company all of ABN’s legal and equitable right, title and interest in and to an aggregate of 2,151,103 shares of the Company’s common stock.

•	ABN assigned to the Company ABN’s right, title and interest under the U.K. Policies, as well as ABN’s right, title and interest to receive proceeds paid or payable under the U.K. Policies. ABN’s assignment to the Company of such right, title and interest included ABN’s right, title and interest in any amounts that the Company received with respect to any settlement reached or judgment rendered in certain lawsuits.

•	ABN and RBS each released the Company and the Affiliates from any and all of the Obligations and claims relating thereto. In return, the Company and the Affiliates each released ABN and RBS from certain claims asserted by the Company relating to the Obligations as well as other claims asserted by the Company relating to its relationship and business dealings with each of ABN and RBS.

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•	The Company paid to ABN and RBS, collectively, $14 million.

Litigation with KBC Bank N.V. and Antwerp Diamond Bank N.V.

On February 19, 2008, Lazare Kaplan Belgium N.V., a subsidiary of the Company (the “Subsidiary”), and Antwerp Diamond Bank N.V. (“ADB”) entered into a Credit Confirmation Letter (the “Credit Letter”), pursuant to which ADB granted to the Subsidiary an uncommitted US$25 million credit facility (the “$25M Facility”).

On February 20, 2008, the Company and ADB entered into a Credit Confirmation Agreement (the “Credit Agreement”), pursuant to which ADB granted to the Company an unsecured, uncommitted US$45 million New York credit facility (the “$45M Facility”).

Commencing in early 2009, the Company entered into discussions with the Executive Committee and senior management of ADB concerning, among other matters, its knowledge with respect to the loss or theft of the Company’s assets and the possible obligations of ADB to the Company and the Subsidiary resulting from ADB’s actions and the actions of certain of its senior personnel.

On December 29, 2009, ADB delivered a notice to the Subsidiary, stating that under the terms of the Credit Letter, it was terminating the $25M Facility as of January 28, 2010. There were no amounts outstanding under the $25M Facility at the time of termination.

On December 30, 2009, ADB delivered a notice to the Company, stating that under the terms of the Credit Agreement, it was terminating the $45M Facility on March 1, 2010. Pursuant to such notice, ADB claimed that the balance allegedly outstanding under the $45M Facility plus accrued and unpaid interest, costs, charges and fees (including attorneys’ fees) would be due and payable on such termination date. At the time of termination approximately $43 million was alleged by ADB to be outstanding under the $45M Facility.

In early 2010 the Company contacted executive management of KBC Bank N.V. (“KBC”), the parent company of ADB, concerning the loss or theft of the assets of the Company and the Subsidiary and the Company’s understanding of the potential involvement of ADB and senior members of bank management with respect thereto.

In March 2010, ADB commenced litigation against the Company in the Antwerp Court of Commerce (the “Antwerp Civil litigation”) seeking payment of amounts alleged to be due and owing under the $45M Facility.

On February 12, 2015, the Antwerp Court of Commerce deferred scheduling hearings with respect to the Antwerp Civil Litigation, in light of an appeal filed by the Company of a prior ruling by the Antwerp Court of Commerce.

The Antwerp Court of Appeals has scheduled hearings on the appeal (referenced in the preceding paragraph) filed by the Company for September 26, 2016. Accordingly, the disposition of the Antwerp Civil Litigation is not expected until such date.

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In March 2013, the Company filed two criminal proceedings in Antwerp Belgium against ADB and others alleging, among other things, fraud, embezzlement and money laundering. The decisions of the Antwerp Court of Appeals and Supreme Court of Belgium did not support the Company’s demand to investigate these allegations. The Company is reviewing its options to further pursue these allegations.

The Company denies that any amounts are due or owing to ADB under the $45M Facility and further denies that any action under the $45M Facility may be brought by ADB in the courts of Belgium.

On December 23, 2011, the Company filed suit against ADB and KBC – under the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and state law. The Company is seeking, among other things, in excess of $500 million in damages that could be trebled under RICO. The lawsuit alleges that the banks engaged in money laundering and other illegal activity that includes the theft of over $135 million from the sales of diamonds belonging to the Company and its affiliates. Both banks had offices in New York and conducted licensed banking operations in the United States. The Company filed the RICO lawsuit against ADB and KBC in an effort to resolve the remaining Material Uncertainties.

On April 6, 2012, KBC and ADB filed motions to dismiss the Company’s RICO and state law claims. On September 5, 2012, the District Court granted motions made by the banks dismissing the Company’s RICO and state law claims pursuant to the doctrine of forum non conveniens. The District Court did not address the Company’s claims against the banks, but rather ruled as a procedural matter that the lawsuit should be brought and tried in a Belgian forum.

On September 6, 2012, the Company filed a notice of appeal to the United States Court of Appeals for the Second Circuit seeking reversal of the District Court’s decision dismissing the Company’s complaint solely on forum non conveniens grounds.

On June 20, 2013, the United States Court of Appeals for the Second Circuit issued a Summary Order vacating the District Court’s decision and remanding the Company’s RICO and state law claims to the District Court for further proceedings.

On July 8, 2013, the District Court instructed the parties to engage in limited discovery relating to certain issues raised by the defendants in their prior motion to dismiss. On November 8, 2013, after hearing from all parties, the District Court substantially endorsed the Company’s request for discovery relating to the banking arrangements among the Company, ADB and KBC. The parties are currently engaged in that discovery process.

On July 31, 2015, the District Court issued an Order which, among other things, granted the Company’s request to depose certain witnesses regarding the parties operational and contractual relationship in order to help clarify which issues are actually in dispute and granted an evidentiary hearing to provide the Court with an opportunity to resolve disputed facts and make sufficient findings before the question of which forum selection clause controls is resolved.

The Company believes that the continued existence of this litigation and the remaining Material Uncertainties have a significant detrimental effect on the Company’s ability to transact business in the ordinary course. This includes, without limitation, the ability of the Company to maintain and / or expand its operations.

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The Company

Lazare Kaplan International Inc. was incorporated in 1972 under the laws of the state of Delaware as the successor to a business which was founded by Mr. Lazare Kaplan in 1903. The Company is engaged in the cutting, polishing and selling of branded and non-branded (“commercial”) diamonds and jewelry, and the trading of rough diamonds.

The Company headquarters is located in the United States (New York), and including through its subsidiaries, maintains office locations in Belgium, Tokyo, and Hong Kong. Furthermore, the Company operates a manufacturing facility in Namibia.

As a concerned member of the international diamond industry and global community at large, the Company fully supports and complies with policies which prohibit the trade in conflict diamonds, prevent money laundering and combat the financing of terrorism, a position which reflects the Company’s leadership in the industry. The Company fully complies with clean diamond trading and anti-money laundering legislation adopted by the United States Government such as the USA PATRIOT ACT and the Clean Diamond Trade Act, and supports relevant resolutions of concerned regional governments and international organizations including the OECD and the United Nations.

The Company is a founding member of the United Nations Global Compact which was launched in 2000 to “initiate a global compact of shared values and principles which will give a human face to the global market”. The Company will continue to join various industry and trade associations, such as The Council for Responsible Jewelry Practices, in condemning and combating the trade in illicit diamonds and to comply fully with World Diamond Congress resolutions for industry self-regulation in respect of the Kimberley Process Certification Scheme, including implementation of the prescribed System of Warranties and Code of Conduct. Furthermore, the Company long ago adopted what it considers the highest professional and ethical standards in every aspect of its business and is fully compliant with De Beers’ Diamond Best Practices Principles Assurance Program.

Products

The Company’s premier product line is comprised of ideally proportioned diamonds which it markets internationally under the brand name "Lazare Diamonds®". Ideally proportioned diamonds are distinguished from non-ideal cut diamonds by the symmetrical relationship of their facets, which optimize the balance of brilliance, sparkle and fire in a polished diamond. Due to these characteristics, Lazare Diamonds command a premium in the marketplace. Additionally, the “ideal cut” standard coupled with a comprehensive grading system, allow jewelers to order inventory by category rather than through the more cumbersome process of visual selection.

The Company focuses its distribution efforts for Lazare Diamonds on selectivity with a view towards helping retailers who carry the product maintain a competitive advantage, targeting quality conscious consumers throughout the United States, the Far East, the Middle East and Europe.

Lazare Diamonds can be found at some of the most prestigious jewelry stores around the world, including those with international reputations and those known only in their communities as being the highest quality retail jewelers.

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An important element of the Company's strategy is the promotion of the Lazare Diamond brand name. Every Lazare Diamond bears a laser inscription on its outer perimeter, invisible to the naked eye, containing the Lazare Kaplan logo and an identification number unique to the stone. The Company has developed a line of high quality jewelry, manufactured by independent contractors, featuring Lazare Diamonds, and has created retailer programs to promote the Lazare Diamond brand. The Company also offers direct consumer support programs, such as the “The Lazare Diamond Registry®” program, which allows the buyer to register their inscribed diamond with the Company providing proof of ownership in case of loss or theft.

This strategy helps ensure that the Company's product is presented in an environment consistent with its superior quality and image.

The Company also manufactures fine make commercial diamonds and jewelry which it markets to wholesalers, distributors and select retail jewelers.

The Company also markets diamonds under the brand name Bellataire®; which are natural diamonds that have undergone a high pressure, high temperature (HPHT) process to improve the color of certain gem diamonds without reducing their all-natural content. The process is permanent and irreversible and it does not involve treatments such as irradiation, laser drilling, surface coating or fracture filling and is conducted before the final cutting and polishing. The process is used only on a select, limited range of natural diamonds with qualifying colors, sizes and clarities for both round and fancy cuts. The estimated number of gemstones with characteristics suitable for this process is a small fraction of the overall diamond market. Each Bellataire® diamond is laser inscribed with a unique identification number.

All rough stones purchased by the Company are either selected for manufacturing or resold as rough diamonds in the marketplace.

Diamond Supply

The Company's overall revenues are, in part, dependent upon the availability of rough diamonds, the world's known sources of which are highly concentrated. Based upon published reports, the Company believes that Angola, Australia, Botswana, Brazil, Canada, Ghana, Guinea, Ivory Coast, Namibia, Democratic Republic of Congo, Russia, Sierra Leone, South Africa and Zimbabwe account for most of present world rough gem diamond production.

The De Beers Group and its affiliated companies (“De Beers”) primarily in Southern Africa is collectively the primary world-wide marketer of rough diamonds to the rough diamond industry. Based on published reports, the Company believes that a substantial portion of the world’s current rough diamond output is currently sold by De Beers. Sales by De Beers are made to a select group of clients ("sightholders") which, according to published reports, number approximately 80, including the Company.

De Beers’ stated approach is to focus on selling its own mining productions through its Global Sightholder Sales Supply Contract (“GSSSC”) program. The GSSSC program is intended to drive consumer demand for diamond jewelry by fostering the development of efficient distribution networks that stimulate demand, support the emergence of internationally recognized brands to meet consumer needs, supply clients with a consistent supply of rough diamonds and encourage and support additional investment in marketing and advertising programs with the goal of developing an industry led by advertising and marketing support.

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De Beers has been and continues to be an important supplier of rough diamonds to the Company. Employees of the Company attend offerings of rough diamonds ("sights") held by De Beers periodically during the year. The Company purchases, at De Beers' stated price, an assortment of rough diamonds known as a "series", the composition of which attempts to take into account the qualitative and quantitative requirements of the Company based on requests submitted to De Beers by the Company.

The Company has been a sightholder for approximately 60 years, and was named an approved sightholder under the current contract period ending March 2016.

The loss of its status as a sightholder or a material adverse change in the quantity or assortment of diamonds supplied to the Company by De Beers could have a material adverse effect on the Company.

In order to diversify its sources of supply, the Company has periodically entered into arrangements with other source suppliers and manufacturers and believes it can supplement its rough and polished diamond needs with purchases in the secondary market.

The Company believes that it has good relations with its suppliers and that its sources of supply are sufficient to enable the Company to meet its present and foreseeable needs.

The Company's sources of supply, however, could be affected by political and economic developments in producing countries over which the Company has no control. While the Company believes that alternative sources of supply may be available, any significant disruption of the Company's access to its primary source suppliers could have a material adverse effect on the Company’s operations.

Cutting and Polishing

The Company operates a manufacturing facility in Namibia. The facility is jointly owned and operated under a strategic cooperation agreement with NamGem Diamond Manufacturing Company (PTY) Ltd. (“NamGem”) for the cutting and polishing of diamonds in Namibia. NamGem is Namibia’s flagship venture in the diamond polishing industry. Under the terms of the agreement, the Company provides technical manufacturing assistance and supervises the manufacture of the Company’s rough diamonds deemed suitable to cut and polish.

Pricing

Through its control of a substantial portion of the value of the current world rough diamond output, De Beers can exert significant control over the pricing of rough and polished diamonds by adjusting the quantity and pricing of rough diamonds it supplies to the marketplace. Rough diamond prices established by De Beers have been characterized historically by steady increases over the long term. However, prices in the secondary market have generally experienced a greater degree of volatility.

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Traditionally, the Company has been able to pass along price increases to its customers. From time to time, however, the Company has absorbed these price increases in the short term to maintain an orderly pricing relationship with its customers resulting in temporary adverse effects on the Company's earnings. A large rapid increase in rough diamond prices could materially adversely affect the Company's revenues and operating margins if the increased cost of rough diamonds could not be passed along to its customers in a timely manner.

Polished diamond prices can be impacted by various changing market conditions, including but not limited to: rough pricing considerations, availability of certain polished categories, and general economic conditions.

Rough and polished diamond sales slowed significantly in Fiscal 2015 and Fiscal 2014 as, among other things, the Company has been unable to fully resolve the Material Uncertainties (See “Material Uncertainties” above) and, as such, has operated without the benefit of significant lines of credit from financial institutions.

Sales and Distribution

While the purchase and sale of rough diamonds is concentrated among relatively few parties, based on published reports, industry wide retailing of polished diamonds occurs through tens of thousands of jewelry stores worldwide.

The Company's sales efforts for its polished diamonds are directed primarily toward the fine quality segment of these retailers (the majority of which are independently owned and operated), wholesalers and distributors and, to a lesser extent, to jewelry manufacturers. Full time regional sales representatives located throughout the United States, Japan, Southeast Asia and Europe, are generally compensated, in whole or in part, on a commission or incentive basis and handle sales throughout the respective territories in which they operate.

The Company's U.S. sales force is supported by a New York based in-house sales and service department. Sales to certain of the Company's largest accounts are handled by headquarters personnel. Most of the Company's major accounts are customers of long standing.

The Company uses a comprehensive sorting and inventory classification system for grading color and clarity of its ideal cut polished diamonds. This system, combined with the fact that the Company's Lazare Diamond stones are uniformly cut to ideal proportions, reduces and in some cases eliminates the need for customers to view diamonds before placing orders. The system enables customers to standardize their inventories, order by mail or telephone and minimize their inventory investment.

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The percentages of the Company's total domestic and foreign net sales to its customers, which include a combination of both rough diamonds and polished diamonds sales taken together, for the past two fiscal years are set forth below:

	2015	2014
United States	32%	39%
Far East	37%	26%
Europe, Israel & Other	31%	35%
	100%	100%

The world's rough diamond trading markets are primarily located in Belgium, India, and Israel; therefore, the majority of the Company's rough diamond sales have been transacted with foreign customers.

The Company believes that due to the possible international resale of diamonds by its customers, the above percentages may not represent the final location of retail sales of its product. All of the Company’s foreign sales are denominated in United States dollars, with the exception of those sales made by the Company’s subsidiary, Lazare Kaplan Japan Inc., which are denominated in Japanese yen.

The Company also receives revenue from licensing certain of its patented technology. On September 13, 2013, the Company entered into a Settlement Agreement and License Agreement. Pursuant to the Settlement Agreement, the Company received a one-time payment of $15 million dollars. Pursuant to the License Agreement the Company granted a license to practice certain of the Company’s patents and the licensee agreed to pay the Company a per inscription royalty until July 31, 2016. The Company anticipates that the range of potential future royalty payments associated with the License Agreement will not exceed 10% of revenue (see “Patent Litigation” below).

Competition

The polished and rough diamond business is highly competitive. While the Company believes that it has achieved a reputation as a leading cutter and distributor of high quality diamonds, it faces competition in sales to its customers in the United States and abroad from many other suppliers. In addition, the Company sells rough diamonds in the competitive world market. A substantial number of cutters and polishers and traders, some of which the Company believes to be larger or to have greater financial resources than the Company, sell diamonds of all qualities to the Company's customers.

The Company believes there are significant barriers to entry by potential competitors into the business of manufacturing and distributing high quality cut diamonds. Among the most important of these barriers are the need for significant working capital to purchase rough diamonds and hold polished inventory, the long-term relationships required to have access to adequate supplies of rough diamonds, the limited number of persons with the skills necessary to consistently cut significant amounts of high quality cut diamonds, the difficulty in obtaining access to upscale channels of distribution, the importance of public recognition of an established brand name, a reputation for diamond cutting excellence, and the procurement of computer systems to report on and monitor the manufacturing and distribution network.

Employees

At July 31, 2015, the Company had 60 full-time employees. The Company provides paid vacations, sick leave, disability, hospitalization and medical insurance for its employees. The Company has a 401(k) retirement plan for its U.S. employees. The Company believes that it has satisfactory relationships with its employees. None of the Company's employees are represented by a union.

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Properties

The Company has a lease expiring in September 2019 for 17,351 square feet of office space, a portion of which is devoted to sales rooms, at 19 West 44th Street, New York City. The annual base rental rate is approximately $594,000 (subject to escalations). This location serves as the Company’s corporate headquarters.

The Company leases office space in Antwerp, Belgium for a term expiring May 31, 2018 at an annual rental rate of approximately $62,000.

The Company leases office space in Hong Kong for a term expiring May 31, 2016 at an annual rental rate of 1,860,000 Hong Kong dollars (approximately $239,000).

The Company leases office space in Tokyo for a term expiring August 31, 2016 at an annual rental rate of approximately 15 million Japanese Yen (approximately $125,000).

The Company believes that its facilities are fully equipped and adequate to fulfill its operating and manufacturing needs.

Patent litigation

On May 25, 2006, the Company filed a complaint in the United States District Court for the Southern District of New York against Photoscribe Technologies, Inc. (“Photoscribe”). The complaint asserted infringement of the Company’s intellectual property rights by Photoscribe with respect to two of the Company’s patents (the “patents-in-suit”). The patents-in-suit have claims relating to methods of, and apparatus for, laser inscribing gemstones, as well as the inscribed gemstones themselves.

On November 22, 2006, the Company amended its complaint against Photoscribe to include the Gemological Institute of America (the “GIA”) as a co-defendant.

On July 19, 2007, the Company filed a Second Amended Complaint which included Mr. David Benderly, President of Photoscribe, as an additional individual defendant.

In the Photoscribe-GIA-Benderly litigation the Company sought injunctive relief, as well as damages, including inscription fees and lost profits based on lost sales and the value added to inscribed gemstones by reason of the use of infringing systems by Photoscribe and the GIA.

GIA, Photoscribe and Benderly answered the Second Amended Complaint and denied liability for the charges made by the Company. GIA also filed counterclaims alleging non-infringement, invalidity and unenforceability of the patents-in-suit.

On March 7, 2008 the jury returned a verdict in which they found that all of the asserted claims of the Company’s patents, except one claim, were valid. However, the jury also found that the claims were not infringed by the defendants.

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At a bench trial the Court determined that the patents in the suit were unenforceable for inequitable conduct. The Court subsequently held a hearing, after which the Court determined that due to the finding of inequitable conduct, the case was exceptional within the meaning of 35 U.S.C. § 285 and that the defendants should be awarded their reasonable attorney’s fees. On January 5, 2009, the court approved an agreement between the parties that set the award of attorney’s fees and costs to the GIA and Photoscribe in an aggregate amount of $6.3 million.

The Company filed a Notice of Appeal to the Court of Appeals for the Federal Circuit on January 17, 2009, seeking to overturn the adverse part of the jury verdict and the District Court’s finding of inequitable conduct and exceptional case.

The District Court entered judgment for the defendants on January 22, 2009 with respect to the award of costs and attorney’s fees. The Company posted a bond covering the judgment pending resolution of the appeal.

On December 23, 2010 the United States Court of Appeals for the Federal Circuit issued a unanimous decision in Lazare Kaplan International Inc. v. Photoscribe Technologies, Inc., David Benderly, and the Gemological Institute of America, No. 2009-1251. In its decision the Court of Appeals reversed the district court’s ruling of non-infringement with respect to certain claims and remanded these claims for further proceedings. The ruling by the Federal Circuit also vacated the district court’s finding of inequitable conduct by the Company and vacated an award of attorney’s fees against the Company.

On February 15, 2012 the District Court granted defendant’s motion for summary judgment and held that the remanded claims are invalid. The District Court also granted defendants motion for relief from a prior judgment that the remanded claims were not invalid, and denied as moot the Company’s motion for summary judgment that the defendants infringed the remanded claims.

On March 2, 2012, the Company filed a notice of appeal to the United States Court of Appeals for the Federal Circuit seeking, among other things, to reverse the District Court’s decisions.

On April 19, 2013 the United States Court of Appeals for the Federal Circuit issued a decision in Lazare Kaplan International Inc. v. Photoscribe Technologies, Inc. and Gemological Institute of America, No 2012-1247. In its decision, the Court of Appeals reversed the District Court’s grant of invalidity on summary judgment and remanded the case to the District Court with instruction to reinstate its original judgment of non-invalidity, assess infringement by the defendants, and, if necessary, determine damages.

On September 13, 2013, the Company and the Gemological Institute of America (“GIA”) entered into a Settlement Agreement and a License Agreement. Pursuant to the Settlement Agreement GIA made a one-time payment to the Company of fifteen million dollars ($15,000,000) and the Company and GIA agreed, among other things, to release each other from all actions, causes of action, and claims asserted in or arising out of the Litigation and from GIA’s gem inscription activities taking place prior to August 31, 2013.

Pursuant to the Settlement Agreement, the Company and GIA dismissed with prejudice their respective claims asserted in the Litigation. Pursuant to the License Agreement the Company grants to GIA a license to practice certain of the Company’s patents and GIA agrees to pay the Company a per inscription royalty until July 31, 2016.

Pursuant to a petition for inter partes review filed by Tiffany and Company (“Tiffany”), on April 20, 2015, the United States Patent Trial and Appeal Board instituted a review of the Company’s patent claims which are at issue in the Company’s litigation with Photoscribe.

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On July 31, 2015, the District Court entered a Joint Stipulation Order in the Photoscribe litigation staying proceedings through final non-appealable resolution of the Tiffany proceedings.

Directors, Executive Officers and Corporate Governance

Executive Officers of the Registrant

The following table sets forth information regarding executive officers of the Company.

NAME	POSITION	AGE

Maurice Tempelsman	Chairman of the Board	86

Leon Tempelsman	Vice Chairman of the	59
	Board and President

William H. Moryto	Vice President and
	Chief Financial Officer	57

All officers were elected by the Board of Directors at its meeting held in August 2015. All officers hold office for the ensuing year and until their respective successors have been duly elected and qualified.

Maurice Tempelsman is the Chairman of the Board and a director of the Company and a general partner of Leon Tempelsman & Son (“LTS”), a partnership with interests in real estate, venture capital, investments and an ownership interest in the Company. He has held these positions since 1984. Maurice Tempelsman is the father of Leon Tempelsman.

Leon Tempelsman is the Vice Chairman of the Board, the President and a director of the Company and a general partner of LTS. He has held these positions since 1984. Leon Tempelsman is the son of Maurice Tempelsman.

The Company believes that neither the Tempelsmans nor LTS currently engages directly or indirectly in any activities competitive with those of the Company.

William H. Moryto has been Vice President and Chief Financial Officer since May 2000.

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Directors of the Registrant

The following table sets forth information regarding the Directors of the Company.

	Positions and Offices With Company	Director
Name	Company or Principal Occupation	Since	Age

Maurice Tempelsman	Chairman of the Board of the Company	1984	86
	since April 1984; General Partner of
	Leon Tempelsman & Son, an
	investment limited partnership,
	since January 1984

Leon Tempelsman	Vice Chairman of the Board of the	1984	59
	Company since April 1984; President
	of the Company since April 1986;
	General Partner of Leon Tempelsman
	& Son since January 1984

Richard A. Berenson	Business Consultant since 2002;	2003	80
	Managing Partner of Berenson &
	Company, LLP for more than five
	years prior thereto

The Company has standing Audit and Compensation Committees of the Board of Directors. Mr. Berenson is currently the sole member of both committees.

The Audit Committee confers with the independent auditors and financial officers of the Company, oversees the Company’s internal controls, audits, financial reporting and compliance programs, recommends to the Board of Directors the independent auditors to be selected to audit the Company’s annual financial statements and oversees the activities of the auditors, reviews reports submitted by the auditors, establishes or reviews and monitors compliance with codes of conduct of the Company, inquires about procedures for compliance with laws and regulations relating to the management of the Company, approves any special assignments given to the independent auditors and reports and makes recommendations to the Board of Directors. Messrs. Berenson is an “independent” member of the Board of Directors as defined by the applicable listing standards of the American Stock Exchange. The Board of Directors has determined that Mr. Berenson is an “audit committee financial expert,” as that term is defined in the rules of the Securities and Exchange Commission implementing requirements of the Sarbanes-Oxley Act of 2002.

The Compensation Committee is responsible for recommending to the Board of Directors policies with respect to compensation and benefits of the Chairman of the Board and the Vice Chairman of the Board and President of the Company and for fixing the compensation and benefits of the other executive officers of the Company. The Compensation Committee is also responsible for the administration of the Company’s Long Term Stock Incentive Plan. The duties of the Compensation Committee are more fully set forth in the section “Compensation Discussion and Analysis” below.

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During the fiscal year ended May 31, 2015, there were five meetings and two actions by unanimous written consent of the Board of Directors, and two meetings of the Audit Committee, and two actions by unanimous written consent of the Compensation Committee. Each incumbent director attended at least 75% of the total number of meetings of the Board and all of the committees thereof on which he served during the fiscal year.

Communications with Directors

The Board of Directors has provided for a formal process for shareholders to send communications to the Board. In order to communicate with the Board of Directors, any individual director or the non-management directors, correspondence should be addressed to the Board of Directors or any such individual director or the non-management directors by either name or title. All such correspondence should be sent “c/o Secretary of the Company” at the Company’s office at 19 West 44th Street New York, New York 10036.

All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s Vice President and Chief Financial Officer for the sole purpose of determining whether the contents represent a message to the directors of the Company. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or the non-management directors, the Vice President and Chief Financial Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group to which the communication is addressed.

Code of Ethics

The Board has adopted a Code of Ethics for the Company’s President and senior financial officers, as required by the rules of the American Stock Exchange, and the Company has in place a Code of Ethics in the Conduct of the Company’s Business for the Company’s directors, officers and employees. The Company filed its Code of Ethics as Exhibit 14 to its Form 10-K Annual Report for the fiscal year ended May 31, 2004, as provided by rules of the Securities and Exchange Commission. The Company will provide to any person without charge, upon written request to the Company at the Company’s office at 19 West 44th Street New York, New York 10036, a copy of the Code of Ethics.

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Compensation of Directors

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, to each of the Company’s directors during the following fiscal years:

Name	Year	Salary or Fees Earned or Paid in Cash(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Maurice Tempelsman, Chairman of the Board	2015 2014 2013	319,500 319,500 319,500	- - -	- - -	- - -	- - -	319,500 319,500 319,500
Leon Tempelsman, Vice Chairman of the Board and President	2015 2014 2013	486,000 486,000 486,000	- - -	- - -	- - -	28,938 (2) 28,394 (2) 28,163 (2)	514,394 514,394 514,163
Richard A. Berenson	2015 2014 2013	45,000 45,000 45,000	- - -	- - 36,750	- - -	- - -	45,000 45,000 81,750

__________

(1)	Maurice Tempelsman and Leon Tempelsman are paid as executive officers of the Company and, accordingly, do no receive a separate fee for their service on the Board. Mr. Berenson received a fee equal to $7,500 per quarter and an additional $3,750 per quarter for serving as Chairman of the Audit Committee.

(2)	Includes (i) premiums paid by the Company on an individual life insurance policy purchased by the Company and (ii) an amount sufficient to reimburse Mr. Tempelsman for the federal, state and local income tax payable by him on account of the insurance policy on his life maintained by the Company under the Company’s Retirement Benefit Plan and on account of receipt of such reimbursement.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

The Company’s common stock (par value $1 per share) is currently traded on the “Pink Sheets Electronic OTC Markets” under the symbol “LKII”. The following table sets forth the range of the high and low market prices by fiscal quarter:

	Fiscal 2015		Fiscal 2014
	High	Low	High	Low
First	$2.00	$1.06	$2.00	$1.25
Second	1.97	1.18	2.50	1.25
Third	1.38	1.18	1.90	0.50
Fourth	1.20	1.18	1.50	1.01

Security Ownership

The following table sets forth information regarding the ownership of shares of the Common Stock as of August 27, 2015 by those persons known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission. Except as noted in the footnotes, such persons have indicated that they have the sole power to vote and to dispose of their respective shares of the Common Stock.

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Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

Leon Tempelsman (1)	3,948,311	57.8%
19 West 44th Street
New York, New York 10036

Maurice Tempelsman (2)	1,534,850	22.5%
19 West 44th Street
New York, New York 10036

David W. Wright (3)	387,100	5.7%
255 South 17th Street, Suite 2608
Philadelphia, PA 19103

Lloyd I. Miller, III (4)	356,181	5.2%
222 Laberian Avenue, Suite 160-365
West Palm Beach, FL 33401

(1)	Consists of 2,243,366 shares owned directly by Leon Tempelsman, 1,528,416 shares owned by Leon Tempelsman & Son, a New York limited partnership (“LTS”) of which each of Maurice Tempelsman and Leon Tempelsman, as sole general partners, has sole power to vote and dispose, 46,166 shares held by two trusts created by the estate of his late brother-in-law of which Leon Tempelsman is a co-trustee, 34,641 shares held by Leon Tempelsman as custodian for his children, 2,240 shares owned by his spouse, 32,025 shares owned by his sister, Marcy Meiller, and 61,457 shares owned by his sister, Rena Speisman, as to which Leon Tempelsman has been granted a proxy. Leon Tempelsman disclaims beneficial ownership of the shares held in trusts from the estate of his late brother-in-law, custodial shares for his children and shares owned directly by his spouse and his sisters.

(2)	Consists of 1,528,416 shares owned by LTS of which each of Maurice Tempelsman and Leon Tempelsman, as sole general partners, has sole power to vote and dispose, and 6,434 shares owned directly by Maurice Tempelsman.

(3)	Consists of 178,500 shares beneficially owned by Henry Partners LP (“HP”), 180,600 shares beneficially owned by Matthew Partners, L.P. (“MP”) and 28,000 shares owned directly by David W. Wright. Henry Investment Trust, L.P. (“HIT”) is the general partner of each of HP and MP. David W. Wright is the investment manager of each of HP and MP and is the President of Canine Partners, LLC, the general partner of HIT. Investment decisions made on behalf of HP and MP are made primarily through HIT, as general partner, and David W. Wright. The information herein is based solely on a Schedule 13G/A, dated January 28, 2015, of HP, MP, HIT and David W. Wright.

(4)	Consists of 211,915 shares owned of record by Trust A-4, and 1,267 shares owned of record by Trust C, and 142,999 shares owned of record by Milfam II, L.P. Lloyd I. Miller, III is the managing member of Milfam LLC. Milfam LLC is the advisor to Trust A-4 and Trust C, and the general partner of Milfam II L.P. Mr. Miller may be deemed to have sole voting and dispositive owner for all shares held of record by Trust A-4, Trust C, and Milfam II, L.P. The information contained herein is based solely on a Schedule 13D, dated March 31, 2014 of Lloyd I. Miller, III.

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The following table reflects as of the Record Date the beneficial ownership of shares of Common Stock of the Company by each of the directors, nominees and executive officers and by all directors and officers as a group (four persons).

	Amount and Nature of	Percent
Name	Beneficial Ownership	of Class

Leon Tempelsman(1)(2)	3,948,311	57.8%
Maurice Tempelsman(1)(3)	1,534,850	22.5%
Richard A. Berenson	31,000	0.5%
William H. Moryto(4)	90,000	1.3%
All directors and officers as a group(1)-(4).	4,060,745	59.7%

(1)	Maurice Tempelsman, the Chairman of the Board and a director of the Company, is the father of Leon Tempelsman.

(2)	Consists of 2,243,366 shares owned directly by Leon Tempelsman, 1,528,416 shares owned by Leon Tempelsman & Son, a New York limited partnership (“LTS”) of which each of Maurice Tempelsman and Leon Tempelsman, as sole general partners, has sole power to vote and dispose, 46,166 shares held by two trusts created by the estate of his late brother-in-law of which Leon Tempelsman is a co-trustee, 34,641 shares held by Leon Tempelsman as custodian for his children, 2,240 shares owned by his spouse, 32,025 shares owned by his sister, Marcy Meiller, and 61,457 shares owned by his sister, Rena Speisman, as to which Leon Tempelsman has been granted a proxy. Leon Tempelsman disclaims beneficial ownership of the shares held in trusts from the estate of his late brother-in-law, custodial shares for his children and shares owned directly by his spouse and his sisters.

(3)	Consists of 1,528,416 shares owned by LTS of which each of Maurice Tempelsman and Leon Tempelsman, as sole general partners, has sole power to vote and dispose, and 6,434 shares owned directly by Maurice Tempelsman.

(4)	Consists of 75,000 shares owned directly by William H. Moryto and 15,000 shares that are the subject to currently exercisable options granted to Mr. Moryto pursuant to the Company’s long term incentive plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 4 filed with the Securities and Exchange Commission under the Exchange Act and a review of written representations received by the Company, no person who at any time during the fiscal year ended May 31, 2015 was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act.

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Treasury Share transactions with Leon Tempelsman.

In July 2013, in light of the Company’s inability to currently resolve the Material Uncertainties (as described above) and the adverse effect thereof on the Company’s operations, the Board of Directors (the “Board”) determined that it was in the best interests of the Company to issue and sell 625,000 shares held in its treasury to provide it with additional working capital. Leon Tempelsman, the Company’s Vice Chairman of the Board and President, agreed with the Company to purchase such shares at a price of $1.40 per share (for an aggregate consideration of $875,000). This sales price represented the highest weighted average trading price of the Company’s shares over the immediately preceding six months. Based upon the fairness of the price and the additional working capital to be provided to the Company, the Board approved the sale of shares pursuant to a Stock Purchase Agreement by and between the Company and Mr. Tempelsman dated as of July 18, 2013. There were no underwriters involved in this transaction and it was consummated pursuant to an exemption from registration under Section 4(5) of the Securities Act of 1933, as amended. Such section exempts from registration offers and sales of securities to an accredited investor when the total offering price is less than $5 million and no public solicitation or advertising is made, as was the case with this transaction.

In connection with the above described share purchase, Leon Tempelsman agreed to allow the Company, at its sole discretion, to repurchase all 625,000 shares at the purchase price of $1.40 per share at any time on or before February 28, 2014.

On October 15, 2013, the Board of Directors of the Company determined that it was in the best interests of the Company to exercise its right to repurchase 625,000 shares of the Company’s common stock from Leon Tempelsman pursuant to a share repurchase option with Mr. Tempelsman dated September 6, 2013 (the “Option Agreement”). Pursuant to the Option Agreement, the shares were purchased at a price of $1.40 per share (for a total consideration of $875,000).

The Company intends to hold the purchased shares in its treasury. Additionally, at this time the Company does not intend to purchase any additional shares of its outstanding common stock under any stock purchase plans or programs or otherwise, but reserve the right to do so at any time and from time to time.

Results of Operations

As described above, at this time, the Company is unable to resolve the remaining Material Uncertainties. As such, the Company cannot report its results of operations for the 2015 Fiscal Year, except as set forth below.

The Company anticipates that its reported results of operations for Fiscal 2015 will reflect significant changes from the corresponding period of the last fiscal year. However, the Company, at this time, can only give a reasonable estimate of its anticipated revenue for the 2015 Fiscal Year, which is subject to the completion of the Company’s audits for its fiscal years ended May 31, 2009, May 31, 2010, May 31, 2011, May 31, 2012, May 31, 2013, May 31, 2014 and May 31, 2015

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Revenue:

The Company anticipates revenue for the 2015 Fiscal Year of approximately $38.8 million, as compared to $71.0 million for the 2014 Fiscal Year.

Net Sales:

The Company anticipates net sales for the 2015 Fiscal Year of approximately $35.7 million, as compared to net sales of $54.2 million for the 2014 Fiscal Year. The decrease in net sales reflects a decrease in sales of both branded and commercial (non-branded) polished diamonds.

Other Revenue:

The Company anticipates other revenue for the 2015 Fiscal year of approximately $3.0 million, as compared to other revenue of $16.7 million for the 2014 Fiscal Year.

On September 13, 2013, the Company and the Gemological Institute of America (“GIA”) entered into a Settlement Agreement and a License Agreement. Pursuant to the Settlement Agreement, GIA made a one-time payment to the Company of Fifteen Million dollars ($15,000,000). Pursuant to the License Agreement the Company granted GIA a license to practice certain of the Company’s patents and GIA agreed to pay the Company a per inscription royalty until July 31, 2016. The Company anticipates that the range of potential future royalty payments associated with the License Agreement will not exceed 10% of revenue.

Current uncertain economic conditions continue to impact the sectors of the diamond and jewelry industry in which the Company operates. Rough diamond prices charged by producers have generally been rising ahead of polished diamond prices, placing significant pressure on diamond manufacturers, including the Company. In addition, the continued existence of its litigation with Antwerp Diamond Bank N.V. and KBC Bank N.V. and the inability of the Company to timely resolve the Material Uncertainties has adversely impacted the Company's ability to transact business in the ordinary course to the same extent and in the same manner as it did previously. This includes, without limitation, the ability of the Company to maintain and/or expand its operations.

The number of shares of the Company’s common stock outstanding on May 31, 2015 was approximately 6,816,576.

Forward-Looking Statements

The information provided in this Form 8-K includes forward-looking statements, including, without limitation, statements regarding financial information, the estimated timing for the completion of the Company’s financial statements, the filing of the Company’s Form 10-K for the 2015 Fiscal Year and other annual and quarterly reports, and expectations regarding the Company’s legal proceedings.

Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements, including developments in the marketplace for the Company’s products, competition, related products and services, general economic conditions, resolution of the Company’s Material Uncertainties, as well as other risks and uncertainties. Accordingly, the Company cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: September 1, 2015	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer

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